BEAR STEARNS ASSET BACKED SECURITIES I LLC
Bear Stearns Asset Backed Securities I Trust 2006-HE4
Asset-Backed Certificates, Series 2006-HE4

TERMS AGREEMENT

Dated: as of April 13, 2006

To: BEAR STEARNS ASSET BACKED SECURITIES I LLC

Re: Underwriting Agreement, dated April 13, 2006

Underwriters: Bear, Stearns & Co. Inc. and SG Americas Securities, LLC (the “Underwriters”)

Series Designation: Series 2006-HE4

Class Designation Schedule of the Certificates: Class I-A-1, Class I-A-2, Class I-A-3, Class II-A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates (the “Certificates”)

Terms of the Certificates:

Class	Original Certificate Principal Balance	Pass-Through
I-A-1	$183,843,000	Adjustable
I-A-2	$94,107,000	Adjustable
I-A-3	$26,790,000	Adjustable
II-A	$264,889,000	Adjustable
M-1	$27,751,000	Adjustable
M-2	$25,560,000	Adjustable
M-3	$15,336,000	Adjustable
M-4	$12,780,000	Adjustable
M-5	$12,780,000	Adjustable
M-6	$11,685,000	Adjustable
M-7	$10,954,000	Adjustable
M-8	$10,224,000	Adjustable
M-9	$7,303,000	Adjustable

The initial certificate principal balance of each class is subject to a variance of plus or minus 10%.

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement, dated as of April 1, 2006, among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as sponsor and company, Citibank, N.A. as trustee and LaSalle Bank National Association, as master servicer and securities administrator.

Form of Certificates Being Purchased by the Underwriter: Book-Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning in May 2006.

Certificate Rating for the Certificates Being Purchased by the Underwriter:

Class	Ratings
	S&P	Moody’s
I-A-1	AAA	Aaa
I-A-2	AAA	Aaa
I-A-3	AAA	Aaa
II-A	AAA	Aaa
M-1	AA+	Aa1
M-2	AA	Aa2
M-3	AA-	Aa3
M-4	A+	A1
M-5	A	A2
M-6	A-	A3
M-7	BBB+	Baa1
M-8	BBB	Baa2
M-9	BBB-	Baa3

Mortgage Assets: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriters for the Certificates covered by this Agreement will be $ 703,650,000.

Credit Enhancement: Excess spread, overcollateralization and subordination as described in the related Prospectus Supplement. Also, the Certificates benefit from an interest rate swap agreement.

Closing Date: April 28, 2006.

The undersigned, as Underwriters, agree, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By:	/s/ Matthew Perkins
Name:	Matthew Perkins
Title:	Senior Managing Director

SG AMERICAS SECURITIES, LLC

By:	/s/ David Stern
Name:	David Stern
Title:	Director

Accepted: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

SCHEDULE I

	Underwriters
Class	Bear, Stearns & Co. Inc.	SG Americas Securities, LLC
I-A-1	$147,074,400	$36,768,600
I-A-2	$75,285,600	$18,821,400
I-A-3	$21,432,000	$5,358,000
II-A	$211,911,200	$52,977,800
M-1	$22,200,800	$5,550,200
M-2	$20,448,000	$5,112,000
M-3	$12,268,800	$3,067,200
M-4	$10,224,000	$2,556,000
M-5	$10,224,000	$2,556,000
M-6	$9,348,000	$2,337,000
M-7	$8,763,200	$2,190,800
M-8	$8,179,200	$2,044,800
M-9	$5,842,400	$1,460,600

Total	$563,201,600	$140,800,400

Annex A

Mortgage Loan Schedule

[Available Upon Request]